Filed Pursuant to Rule 433

Registration No. 333-277211

February 14, 2025

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024,

Equity Index Underlying Supplement dated February 21, 2024, and

ETF Underlying Supplement dated February 21, 2024)

HSBC USA Inc.

Callable Contingent Income Barrier Notes

Linked to the Least Performing of the Russell 2000® Index, the Nasdaq-100 Index® and the VanEck® Semiconductor ETF (the "Reference Asset")

Monthly Contingent Coupon payments at a rate of approximately at least 1.2042% (equivalent to at least 14.45% per annum) (to be determined on the Trade Date), payable if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to 75.00% of its Initial Value

Callable monthly at our option at the principal amount plus the applicable Contingent Coupon on any Call Payment Date on or after August 26, 2025

If the Notes are not called and the Least Performing Underlying declines by more than 25.00% but less than or equal to 40.00%, you will receive your principal amount (a zero return)

If the Notes are not called and the Least Performing Underlying declines by more than 40.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

Due February 26, 2030, if not called

All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Callable Contingent Income Barrier Notes (each a "Note" and collectively the "Notes") offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-11 of this document.

Investment in the Notes involves certain risks. You should refer to "Risk Factors" beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $930.00 and $980.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" on page FWP-4 and "Risk Factors" beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-11 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Callable Contingent Income Barrier Notes

Linked to the Least Performing of the Russell 2000® Index, the Nasdaq-100 Index® and the VanEck® Semiconductor ETF (the "Reference Asset")

Indicative Terms(1)

Principal Amount	$1,000
Reference Asset	The Russell 2000® Index (Ticker: RTY), the Nasdaq-100 Index® (Ticker: NDX) and the VanEck® Semiconductor ETF (Ticker: SMH) (each, an "Underlying" and together the "Underlyings").
Contingent Coupon Rate	At least 1.2042% monthly (equivalent to at least 14.45% per annum) (to be determined on the Trade Date).
Contingent Coupon

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	75.00% of the Initial Value of each Underlying.
Barrier Value	60.00% of the Initial Value of each Underlying.
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon

If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying: Final Value - Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	February 21, 2025
Pricing Date	February 21, 2025
Original Issue Date	February 26, 2025
Final Valuation Date	February 21, 2030
Maturity Date (3)	February 26, 2030
CUSIP / ISIN	40447C3M0 / US40447C3M03

1 As more fully described starting on page FWP-4.

2 See page FWP-4 for Observation Dates, Coupon Payment Dates, Call Notice Dates, and Call Payment Dates.

3 Subject to adjustment as described under "Additional Terms of the Notes" in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date beginning on August 26, 2025, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Underlyings

The Russell 2000® Index ("RTY") is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.
The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.
The VanEck® Semiconductor ETF ("SMH") seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index, which is intended to track the overall performance of companies involved in semiconductor production and equipment. Shares of the SMH are listed and trade on the NASDAQ under the ticker symbol "SMH".

The graphs above illustrate the daily performance of each Underlying from February 13, 2015 through February 13, 2025. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-10 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Callable Contingent Income Barrier Notes

Linked to the Least Performing of the Russell 2000® Index, the Nasdaq-100 Index® and the VanEck® Semiconductor ETF (the "Reference Asset")

This document relates to a single offering of Callable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The Russell 2000® Index (Ticker: RTY), the Nasdaq-100 Index® (Ticker: NDX) and the VanEck® Semiconductor ETF (Ticker: SMH) (each, an "Underlying" and together the "Underlyings").

Trade Date:	February 21, 2025

Pricing Date:	February 21, 2025

Original Issue Date:	February 26, 2025

Final Valuation Date:	February 21, 2030, subject to adjustment as described under "Additional Terms of the Notes-Valuation Dates" in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be February 26, 2030. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Feature:	The Notes may be called at our option on any Call Payment Date on or after August 26, 2025. In that case, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date

Payment at Maturity:	Unless the Notes are called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon.

If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value - Initial Value Initial Value

Observation Dates and Payment Dates:	Observation Dates	Coupon Payment Dates
	March 21, 2025	March 26, 2025
	April 23, 2025	April 28, 2025
	May 21, 2025	May 27, 2025
	June 23, 2025	June 26, 2025
	July 23, 2025	July 28, 2025
	August 21, 2025*	August 26, 2025**
	September 23, 2025*	September 26, 2025**
	October 22, 2025*	October 27, 2025**
	November 21, 2025*	November 26, 2025**
	December 22, 2025*	December 26, 2025**
	January 21, 2026*	January 26, 2026**
	February 23, 2026*	February 26, 2026**
	March 23, 2026*	March 26, 2026**
	April 22, 2026*	April 27, 2026**
	May 20, 2026*	May 26, 2026**
	June 23, 2026*	June 26, 2026**
	July 22, 2026*	July 27, 2026**
	August 21, 2026*	August 26, 2026**
	September 23, 2026*	September 28, 2026**
	October 21, 2026*	October 26, 2026**
	November 23, 2026*	November 27, 2026**
	December 22, 2026*	December 28, 2026**
	January 21, 2027*	January 26, 2027**
	February 23, 2027*	February 26, 2027**
	March 23, 2027*	March 29, 2027**
	April 21, 2027*	April 26, 2027**
	May 21, 2027*	May 26, 2027**
	June 23, 2027*	June 28, 2027**
	July 21, 2027*	July 26, 2027**
	August 23, 2027*	August 26, 2027**
	September 22, 2027*	September 27, 2027**
	October 21, 2027*	October 26, 2027**
	November 22, 2027*	November 26, 2027**
	December 21, 2027*	December 27, 2027**
	January 21, 2028*	January 26, 2028**
	February 23, 2028*	February 28, 2028**
	March 22, 2028*	March 27, 2028**
	April 21, 2028*	April 26, 2028**
	May 23, 2028*	May 26, 2028**
	June 21, 2028*	June 26, 2028**
	July 21, 2028*	July 26, 2028**
	August 23, 2028*	August 28, 2028**
	September 21, 2028*	September 26, 2028**
	October 23, 2028*	October 26, 2028**
	November 21, 2028*	November 27, 2028**
	December 20, 2028*	December 26, 2028**
	January 23, 2029*	January 26, 2029**
	February 21, 2029*	February 26, 2029**
	March 21, 2029*	March 26, 2029**
	April 23, 2029*	April 26, 2029**
	May 23, 2029*	May 29, 2029**
	June 21, 2029*	June 26, 2029**
	July 23, 2029*	July 26, 2029**
	August 22, 2029*	August 27, 2029**
	September 21, 2029*	September 26, 2029**
	October 23, 2029*	October 26, 2029**
	November 20, 2029*	November 26, 2029**
	December 20, 2029*	December 26, 2029**
	January 23, 2030*	January 28, 2030**
	February 21, 2030	February 26, 2030
	(the Final Valuation Date)	(the Maturity Date)

*These Observation Dates are also Call Notice Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under "Additional Terms of the Notes-Valuation Dates" and "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Notice Dates:	The applicable Observation Dates on or after August 21, 2025, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates on or after August 26, 2025, as indicated above.

Contingent Coupon:

If the Official Closing Value of each of the Underlyings is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least $12.042 per $1,000 (to be determined on the Trade Date) in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	At least 1.2042% monthly (equivalent to at least 14.45% per annum) (to be determined on the Trade Date).

Initial Value:	With respect to each Underlying, its Official Closing Value on the Pricing Date.

Final Value:	With respect to each Underlying, its Official Closing Value on the Final Valuation Date.

Official Closing Value:	The Official Closing Price or the Official Closing Level of the relevant Underlying, as applicable.

Coupon Trigger:	75.00% of the Initial Value of each Underlying.

Barrier Value:	60.00% of the Initial Value of each Underlying.

CUSIP / ISIN:	40447C3M0 / US40447C3M03

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors - The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, and Equity Index Underlying Supplement dated February 21, 2024 and the ETF Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025949/tm244959d4_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled "Description of Notes-Interest and Principal Payments-Recipients of Interest Payments" beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 14.45% per annum (or at least $12.042 per $1,000 Principal Amount per month, if payable) (to be determined on the Trade Date).

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -25.00%:

$1,000 + final Contingent Coupon.

If the Reference Return of the Least Performing Underlying is less than -25.00% but greater than or equal to -40.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the NDX is Nasdaq, Inc. The reference sponsor of the SMH is VanEck ETF Trust.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

You believe that the Official Closing Value of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 14.45% per annum (to be determined on the Trade Date) if the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.

You are willing to lose up to 100% of the Principal Amount.

You are willing to hold the Notes, which will be callable at our option on any Call Payment Date, or you are otherwise willing to hold the Notes to maturity.

You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

You do not seek an investment for which there will be an active secondary market.

You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

You believe that the Official Closing Value of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

You believe that the Contingent Coupon, if any, will not provide you with your desired return.

You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.

You seek an investment that provides full return of principal at maturity.

You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date or you are otherwise unable or unwilling to hold the Notes to maturity.

You prefer to receive guaranteed interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

You seek an investment for which there will be an active secondary market.

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

“-Risks Relating to All Note Issuances” in the prospectus supplement;

"-General Risks Related to Indices" in the Equity Index Underlying Supplement; and

"-General Risks Related to Index Funds" in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Values of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Values of the Underlyings on the applicable Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Value of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Value of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

The Notes may be called at our option prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called at our option prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Risks Relating to the Reference Asset

Changes that affect the value of an Underlying may affect the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates' internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-7

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value of each Underlying*:	1,000.00

▶	Hypothetical Barrier Value of each Underlying:	600.00 (60.00% of its Hypothetical Initial Value)

▶	Hypothetical Coupon Trigger of each Underlying:	750.00 (75.00% of its Hypothetical Initial Value)

▶	Hypothetical Contingent Coupon Rate:	14.45% per annum, payable monthly (1.2042% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 14.45% per annum and will be determined on the Trade Date.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Payment Date	Notes Are Not Called on Any Call Payment Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	600.00	600.00	600.00	600.00
Coupon Trigger	750.00	750.00	750.00	750.00
Observation Dates	Official Closing Value / Percentage Change of the Least Performing Underlying
1st Observation Date to 5th Observation Date	787.50 / -21.25% Contingent Coupons: 5 x $12.042 = $60.21	802.50 / -19.75% Contingent Coupons: 5 x $12.042 = $60.21	800.00 / -20.00% Contingent Coupons: 5 x $12.042 = $60.21	806.25 / -19.375% Contingent Coupons: 5 x $12.042 = $60.21
6th Observation Date (corresponding to the 1st Call Payment Date)	1,200.00 / 20.00% Contingent Coupons: 1 x $12.042 = $12.042	793.75 / -20.625% Contingent Coupons: 1 x $12.042 = $12.042	560.00 / -44.00% Contingent Coupons: $0	400.00 / -60.00% Contingent Coupons: $0
7th Observation Dateto the 59th Observation Date (corresponding to the 2nd Call Payment Date to 54th Call Payment Date)	N/A	Official Closing Value is at or above the Coupon Trigger Contingent Coupons: 53 x $12.042 = $638.226	Official Closing Value is below the Coupon Trigger Contingent Coupons: $0	Official Closing Value is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	776.25 / -22.375% Contingent Coupons: 1 x $12.042 = $12.042	490.00 / -51.00% Contingent Coupons: $0	645.00 / -35.50% Contingent Coupons: $0
Total Contingent Coupons Prior to Maturity or Call	$60.21	$710.478	$60.21	$60.21
Payment if Notes are Called	$1,000 + $12.042 = $1,012.042	N/A	N/A	N/A
Payment at Maturity	N/A	$1,000 + $12.042 = $1,012.042	$1,000 + ($1,000 x -51.00%) = $490.00	$1,000.00
Total payments on the Notes	$1,072.252	$1,722.50	$550.21	$1,060.21
Return of the Notes	7.2252%	72.25%	-44.979%	6.021%

FWP-8

Example 1-The Notes are called on the first Call Payment Date and each Underlying closed at or above its Coupon Trigger.

Underlying	Initial Value	Official Closing Value
RTY	1,000.00	1,250.00 (125.00% of Initial Value)
NDX	1,000.00	1,200.00 (120.00% of Initial Value)
SMH	$1,000.00	$1,290.00 (129.00% of Initial Value)

The NDX is the Least Performing Underlying.

Payment Upon a Call:	$1,012.042

Because the Notes are called and the Official Closing Value of each Underlying on the first Observation Date is at or above its Coupon Trigger, you will receive $1,012.042 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the aggregate Contingent Coupon payments of $60.21 received prior to the first Call Payment Date, we will have paid you a total of $1,072.252 per Note, resulting in a 7.2252% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2- The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
RTY	1,000.00	1,150.00 (115.00% of Initial Value)
NDX	1,000.00	776.25 (77.625% of Initial Value)
SMH	$1,000.00	$1,100.00 (110.00% of Initial Value)

The NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-22.375%
Payment at Maturity:	$1,012.042

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,012.042 per Note, reflecting the Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $12.042 = $1,012.042

When added to the aggregate Contingent Coupon payments of $710.478 received in respect of all previous Observation Dates, we will have paid you a total of $1,722.50 per Note, resulting in a 72.25% return on the Notes.

Example 3-The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Payment Date and below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
RTY	1,000.00	1,050.00 (105.00% of Initial Value)
NDX	1,000.00	490.00 (49.00% of Initial Value)
SMH	$1,000.00	$1,100.00 (110.00% of Initial Value)

The NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-51.00%
Payment at Maturity:	$490.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $490.00 per Note, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -51.00%) = $490.00

When added to the aggregate Contingent Coupon payments of $60.21 received prior to the first Call Payment Date, we will pay you a total of $550.21 per Note, resulting in a -44.979% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4- The Notes are not called, the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than the Barrier Value, and the Underlyings closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Payment Date and below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
RTY	1,000.00	1,100.00 (110.00% of Initial Value)
NDX	1,000.00	645.00 (64.50% of Initial Value)
SMH	$1,000.00	$1,050.00 (105.00% of Initial Value)

The NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-35.50%
Payment at Maturity:	$1,000.00

Because the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than its Barrier Value, you will receive $1,000.00 per Note.

When added to the aggregate Contingent Coupon payments of $60.21 received in respect of all previous Observation Dates, we will have paid you a total of $1,060.21 per Note, resulting in a 6.021% return on the Notes.

FWP-9

DESCRIPTION OF THE REFERENCE ASSET

Description of the SMH

The VanEck Vectors® Semiconductor ETF ("SMH") is an exchange-traded fund. The SMH seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the "Underlyingr Index"), which is intended to track the overall performance of companies involved in semiconductor production and equipment. Shares of the SMH are listed and trade on the NASDAQ under the ticker symbol "SMH".

Information provided to or filed with the SEC by the VanEck ETF Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC's website at http://www.sec.gov.

Investment Objective and Strategy

The SMH normally invests at least 80% of its total assets in securities that comprise the SMH's benchmark index. The Underlying Index includes common stocks and depositary receipts of U.S. exchange-listed companies in the semiconductor industry. Such companies may include medium-capitalization companies and foreign companies that are listed on a U.S. exchange. To be initially eligible for the Underlying Index, companies must generate at least 50% of their revenues from semiconductors. Semiconductors include companies engaged primarily in the production of semiconductors and semiconductor equipment. Of the largest 50 stocks in the semiconductor industry by full market capitalization, the top 25 by free-float market capitalization (i.e., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Underlying Index.

The SMH, using a "passive" or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. Unlike many investment companies that try to "beat" the performance of a benchmark index, the SMH does not try to "beat" the Underlying Index and does not seek temporary defensive positions that are inconsistent with its investment objective of seeking to replicate the Underlying Index.

The MVIS® US Listed Semiconductor 25 Index

The MVIS® US Listed Semiconductor 25 Index tracks the performance of the 25 largest and most liquid US exchange-listed companies in the semiconductor industry. This is a modified market cap-weighted index, and only includes companies that generate at least 50% of their revenue from semiconductors or semiconductor equipment.

Index Composition and Maintenance

The Index Universe

The 4.5%/20%/50% capping scheme is applied to ensure diversification. This weighting scheme ensures diversification by assigning weights to components which cannot exceed 20% but still ensures bigger sizes of bigger companies.

1. All index components are weighted by their free-float market capitalization.

2. All companies exceeding 4.5% but at least the largest 5 and at the maximum the largest 10 companies are grouped together (so called "Large-Weights"). All other companies are grouped together as well (so called "Small-Weights").

3. The aggregated weighting of the Large-Weights is capped at 50%:

  Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50% - at the same time a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively. Then
  Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Large- Weights. Then
  Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other remaining index constituents in the Small-Weights.

Review procedure

The components of this index are reviewed on a semi-annual basis in March and September. Target coverage is 25 companies.

The reviews for the Underlying Index are based on the closing data on the last business day in February, May, August and November. If a company does not trade on the last business day in February, May, August or November, the last available price for this company will be used. A "business day" means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt. The underlying index data (e.g. new number of shares, new free-float factors, and new weighting cap factors) is announced on the second Friday in a quarter-end month (i.e. March, June, September and December). The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in a quarter-end month (i.e. March, June, September and December). GDP Factors are announced on the second Friday in June. Changes will be implemented and based on the closing prices of the third Friday of every quarter-end month (i.e. March, June, September and December). If the third Friday is not a business day, the review will take place on the last business day before the third Friday. If a company does not trade on the third Friday of a quarter-end month, then the last available price for this company will be used. Changes become effective on the next business day.

The Underlying Index is reviewed based on the following procedure:

1. The largest 50 stocks (by full market capitalization) from the investable universe qualify.

2. The 50 stocks are ranked in two different ways - by free-float market capitalization in descending order (the largest companies receives rank "1") and then by three-month average-daily-trading volume in descending order (the most liquid companies receives rank "1"). These two ranks are added up.

3. The 50 stocks are ranked now by their sum of the two ranks in step 2 in ascending order. If two companies have the same sum of ranks, then the larger company is placed on top.

a. Initially, the highest ranked 25 companies made up the index.

b. On-going, a 10-40 buffer is applied: The highest ranked 10 companies qualify. The remaining15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies were selected.

For all corporate events that result in a stock deletion from the index, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the index would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases, i.e. there is no replacement, the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

Historical Performance of the SMH

The historical values of the SMH should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SMH on the Final Valuation Date.

Description of the RTY	Historical Performance of the RTY
The Russell 2000® Index ("RTY") is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

For more information about the RTY, see "The Russell 2000® Index" beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from February 13, 2015 through February 13, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on any Observation Date, including the Final Valuation Date.

Description of the NDX	Historical Performance of the NDX
The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see "The Nasdaq-100 Index®" beginning on page S-30 of the accompanying Equity Index Underlying Supplement.

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from February 13, 2015 through February 13, 2025. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the NDX on any Observation Date, including the Final Valuation Date.

FWP-10

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

FWP-11

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes - Contingent Notes" in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Underlying or any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If any Underlying or one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by any Underlying and the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if any Underlying or one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as a Put Option and a Deposit or an Executory Contract - Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of Non-U.S. Holders" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-12

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$[ ]

Callable Contingent Income Barrier Notes
Linked to the Least Performing of
the Russell 2000® Index,
the Nasdaq-100 Index® and
the VanEck® Semiconductor ETF

February 14, 2025

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment on the Notes	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-8
Description of the Reference Asset	FWP-10
Events of Default and Acceleration	FWP-11
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-11
U.S. Federal Income Tax Considerations	FWP-12

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco S&P 500® Equal Weight ETF	S-51
The Invesco QQQ TrustSM, Series I	S-58
The SPDR® Dow Jones® Industrial Average ETF Trust	S-61
The SPDR® S&P 500® ETF Trust	S-63
The SPDR® S&P® Bank ETF	S-70
The SPDR® S&P® Regional Banking ETF	S-73
The SPDR® S&P Midcap 400® ETF Trust	S-74
The SPDR® S&P® Biotech ETF	S-81
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-82
The VanEck Vectors® Gold Miners ETF	S-83
The Vanguard® FTSE Emerging Markets ETF	S-86
The WisdomTree® Japan Hedged Equity Fund	S-88
Additional Terms of the Notes	S-92

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58